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                                                                 Exhibit 99



                            N E W S    R E L E A S E
                            ------------------------

John D. Kidd                  D. Bruce Knox
President and CEO             President and CEO
Oak Hill Financial, Inc.      Unity Savings Bank         FOR IMMEDIATE RELEASE
14621 S R 93                  115 West Main Street       APRIL 29, 1997
Jackson, OH 45640             McArthur, OH 45651
(614) 286-3283                (614) 596-5263


                          OAK HILL FINANCIAL, INC. AND
                  UNITY SAVINGS BANK SIGN DEFINITIVE AGREEMENT

         JACKSON AND MCARTHUR, OHIO - Oak Hill Financial, Inc. (Nasdaq NMS:
OAKF) and Unity Savings Bank ("Unity") jointly announced today the signing of a definitive agreement for the acquisition of Unity by Oak Hill.

         Under the terms of the agreement, Oak Hill will exchange 8.5 shares (the "Exchange Ratio") of its common stock for each of the 93,250 shares of Unity stock. Based on the average of Oak Hill's closing bid and asked price of $14.75 on April 28, 1997, the transaction would be valued at $125.38 per share of Unity stock, or approximately $11.7 million. The merger, which will be accounted for as a pooling of interests, is expected to be consummated during the third quarter of 1997, pending Oak Hill and Unity shareholder approval, regulatory approval, and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

         The Exchange Ratio will be fixed at 8.5 provided that the average of the bid and asked prices of Oak Hill for the twenty days ending three days prior to closing (the "Average Price") is less than $16.03. If Oak Hill's Average Price is above $16.03 prior to closing, the Exchange Ratio will be adjusted downward to give an equivalent value of Unity shares of $136.25, or approximately $12.7 million. If the Average Price of Oak Hill is below $11.85 per share and OAKF has underperformed the SNL Securities Bank Index, Unity will have the right to terminate the agreement. If the Average Price of Oak Hill is below $11.15 per share, Unity will have the right to terminate the agreement, regardless of the performance of the SNL Bank Index. Unity has agreed to pay Oak Hill a break-up fee of $325,000 upon the occurrence of certain events. D. Bruce Knox, President and CEO of Unity, will become a member of the Oak Hill Financial Board of Directors and a Senior Vice President of Oak Hill upon closing.

         Regarding the proposed merger, Knox stated, "We believe that this transaction will benefit our shareholders, customers and employees. Having Oak Hill Financial stock will enhance the liquidity for our shareholders. Also, our customers can expect us to offer additional banking products and services, and our employees can grow and prosper as part of a larger and more rapidly growing company."

         Knox added that one of the key benefits of the merger is the fit between the Southeastern Ohio market areas served by the two banks. "We think that this is an excellent match geographically," Knox said. "Our primary markets are in Vinton County and Gallia County (Ohio), both of which are contiguous to Oak Hill's home base in Jackson County." He added that Unity also has an office in the Jackson County community of Wellston, where Oak Hill currently does not have a banking facility.


OAK HILL FINANCIAL, INC./UNITY SAVINGS BANK -- 4/29/97

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         John D. Kidd, President and CEO of Oak Hill, added, "We are very pleased to be joining forces with Unity Savings. We are very impressed with the way in which the people at Unity have operated the bank and served their communities over the years."

         Kidd noted that the merger fits well with the growth orientation of both banks. "We have a strong history of growth," Kidd said, noting that Oak Hill's total assets have increased from $123 million at the end of 1991 to almost $263 million at March 31, 1997. "Unity has also been on a growth track, with an increase in total assets of over 12 percent in 1996. This merger is an exciting growth opportunity for both of our organizations."

         At March 31, 1997, Oak Hill had total assets of $262.8 million, deposits of $227.2 million, and shareholders' equity of $23.6 million. Oak Hill reported net income of $900,000 (or $.31 per share) for the first quarter of 1997, with an annualized return on assets of 1.44% and an annualized return on shareholders' equity of 15.63%.

         At the same date, Unity had total assets of $65.1 million, deposits of $48.1 million, and shareholders' equity of $7.5 million. Unity's net income for the quarter ended March 31, 1997 was $198,000 (or $2.12 per share) with an annualized return on assets of 1.22% and an annualized return on shareholders' equity of 10.50%.

         McDonald & Company Securities, Inc. is serving as Unity's financial advisor and Trident Financial Corporation is serving as Oak Hill's financial advisor in connection with the transaction.


OAK HILL FINANCIAL, INC./UNITY SAVINGS BANK -- 4/29/97